Exhibit 99.1

Talon Therapeutics, Inc. Reports Fourth Quarter and Year End 2012 Financial Results

South San Francisco, California, April 1, 2013 – Talon Therapeutics, Inc., (OTCQB:TLON), today reported financial results for the fourth quarter and year ended December 31, 2012.

2012 Corporate Highlights

●

FDA accelerated approval of Marqibo® for the treatment of Philadelphia chromosome negative adult acute lymphoblastic leukemia (ALL) patients in second or greater relapse or whose disease has progressed following two or more prior lines of anti-leukemia therapy.

●	Enrollment and dosing of the first patient in the Phase 3 confirmatory study of Marqibo®, named HALLMARQ, in adult patients with newly diagnosed Philadelphia chromosome negative ALL.
●	Publication of the Marqibo® RALLY Study in the Journal of Clinical Oncology (JCO).

Three Months Ended December 31, 2012 Unaudited Financial Results

For the three months ended December 31, 2012, the Company reported net income of $7.1 million and deemed dividends on preferred stock of $3.2 million, which when combined, resulted in net income applicable to common stockholders of $3.9 million, or $0.18 and $.02 per basic and diluted share, respectively. The change in fair value of Talon's preferred stockholders' right to purchase additional shares of Series A-3 preferred stock contributed $13.1 million, or $0.59 per share, of total net income applicable to common stockholders for the three months ended December 31, 2012. The change in fair value of Talon's preferred stockholders' right to purchase additional shares of preferred stock is primarily driven by fluctuations in price of Talon's common stock.  This compares with a net loss of $1.7 million and deemed dividends on preferred stock of $1.0 million for the three months ended December 31, 2011, which when combined, resulted in a net loss applicable to common stockholders of $2.7 million, or $0.12 per share, for such 2011 period.

Total operating expenses for the three months ended December 31, 2012 were $5.3 million, compared with $3.7 million for the three months ended December 31, 2011. Research and development expenses were $2.7 million for the three months ended December 31, 2012, compared with $2.3 million for the three months ended December 31, 2011. General and administrative expenses were $2.7 million for the three months ended December 31, 2012, compared with $1.4 million for the three months ended December 31, 2011.

Cash used in operations was $5.5 million for the three months ended December 31, 2012. As of December 31, 2012, the Company had cash and cash equivalents of $3.0 million. Following the end of the 2012 fiscal year, on January 11, 2013, the Company sold additional shares of its Series A-3 Preferred Stock, resulting in gross proceeds of $6.0 million.

Year Ended December 31, 2012 Financial Results

For the year ended December 31, 2012, the Company reported a net loss of $43.7 million and deemed dividends on preferred stock of $21.1 million, which when combined, resulted in a net loss applicable to common stockholders of $64.8 million, or $2.95 per share. The deemed dividends on preferred stock attributed $0.96 per share to the total net loss applicable to common stockholders for the year ended December 31, 2012. The change in fair value of Talon's preferred stockholders' right to purchase additional shares of Series A-3 preferred stock contributed $18.1 million, or $0.82 per share, of the total net loss applicable to common stockholders for the twelve months ended December 31, 2012. This compares with a net loss of $18.8 million and deemed dividends on preferred stock of $3.9 million, which when combined, resulted in a net loss applicable to common stockholders of $22.8 million, or $1.06 per share for the year ended December 31, 2011.

Total operating expenses for the year ended December 31, 2012, were $20.8 million, compared with $18.5 million for the year ended December 31, 2011. Research and development expenses were $12.9 million for the twelve months ended December 31, 2012, compared with $13.4 million for the year ended December 31, 2011. General and administrative expenses were $7.9 million for the year ended December 31, 2012, compared with $5.1 million for the year ended December 31, 2011.

Cash used in operations was $20.2 million for the year ended December 31, 2012.

About Marqibo® (vincristine sulfate liposome injection)

Marqibo is a novel, targeted Optisome™ encapsulated formulation product candidate of the FDA-approved anticancer drug vincristine. Talon is primarily developing Marqibo for the treatment of Ph- adult ALL. Vincristine, a microtubule inhibitor, is FDA-approved for ALL and is widely used as a single agent and in combination regimens for treatment for hematologic malignancies such as lymphomas and leukemias. Talon’s encapsulation formulation is designed to provide prolonged circulation of the drug in the blood and accumulation at the tumor site. These characteristics are intended to increase the dose of vincristine delivered in a safe and effective manner.

Talon has received orphan drug and fast track designations for Marqibo for the treatment of adult ALL from the U.S. Food and Drug Administration. Marqibo has also received orphan drug designation in adult ALL from the European Medicines Evaluation Agency.

Please see important safety information below and the full prescribing information for Marqibo at www.marqibo.com.

Indication and usage

Marqibo is a liposomal vinca alkaloid indicated for the treatment of adult patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progresses following two or more anti-leukemia therapies. This indication is based on overall response rate. Clinical benefit such as improvement in overall survival has not been verified.

Important safety information

CONTRAINDICATIONS

●	Marqibo is contraindicated in patients with demyelinating conditions including Charcot-Marie-Tooth syndrome

●	Marqibo is contraindicated in patients with hypersensitivity to vincristine sulfate or any of the other components of Marqibo (vinCRIStine sulfate LIPOSOME injection

●	Marqibo is contraindicated for intrathecal administration

WARNING

See full prescribing information for complete boxed warning.

●	For Intravenous Use Only -- Fatal if Given by Other Routes

●	Death has occurred with intrathecal use

●

Marqibo (vinCRIStine sulfate LIPOSOME injection) has different dosage recommendations than vinCRIStine sulfate injection. Verify drug name and dose prior to preparation and administration to avoid overdosage.

Warnings and Precautions

For Intravenous Use Only

For Intravenous use only. Fatal if given by other routes.

Extravasation Tissue Injury

Only administer through a secure and free-flowing venous access line. If extravasation is suspected, discontinue infusion immediately and consider local treatment measures.

Neurologic Toxicity

Sensory and motor neuropathies are common and are cumulative. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, hyporeflexia, areflexia, neuralgia, jaw pain, decreased vibratory sense, cranial neuropathy, ileus, burning sensation, arthralgia, myalgia, muscle spasm, or weakness, both before and during treatment. Orthostatic hypotension may occur. The risk of neurologic toxicity is greater if Marqibo is administered to patients with preexisting neuromuscular disorders or when other drugs with risk of neurologic toxicity are being given. In the studies of relapsed and/or refractory adult ALL patients, Grade >= 3 neuropathy events occurred in 32.5% of patients. Worsening neuropathy requires dose delay, reduction, or discontinuation of Marqibo.

Myelosuppression

Monitor complete blood counts prior to each dose of Marqibo. If Grade 3 or 4 neutropenia, thrombocytopenia, or anemia develops, consider Marqibo dose modification or reduction as well as supportive care measures.

Tumor Lysis Syndrome

Tumor lysis syndrome (TLS) may occur in patients with ALL receiving Marqibo. Anticipate, monitor for, and manage.

Constipation and Bowel Obstruction

Ileus, bowel obstruction, and colonic pseudo-obstruction have occurred. Marqibo can cause constipation. Institute a prophylactic bowel regimen to mitigate potential constipation, bowel obstruction, and/or paralytic ileus, considering adequate dietary fiber intake, hydration, and routine use of stool softeners, such as docusate. Additional treatments, such as senna, bisacodyl, milk of magnesia, magnesium citrate, and lactulose may be considered.

Fatigue

Marqibo can cause severe fatigue. Marqibo dose delay, reduction, or discontinuation may be necessary.

Hepatic Toxicity

Fatal liver toxicity and elevated levels of aspartate aminotransferase have occurred. Elevated levels of aspartate aminotransferase of Grade >=3 occurred in 6-11% of patients in clinical trials. Monitor hepatic function tests. Reduce or interrupt Marqibo for hepatic toxicity.

Embryofetal Toxicity

Marqibo can cause fetal harm when administered to a pregnant woman. Vincristine sulfate liposome injection was teratogenic or caused embryo-fetal death in animals. Women of childbearing potential should avoid becoming pregnant while being treated with Marqibo. There are no adequate and well-controlled studies of Marqibo in pregnant women and there were no reports of pregnancy in any of the clinical studies in the Marqibo clinical development program. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus [see Use in Specific Populations].

Adverse Reactions

The most common adverse reactions (>30%) were constipation (57%), nausea (52%), pyrexia (43%), fatigue (41%), peripheral neuropathy (39%), febrile neutropenia (38%), diarrhea (37%), anemia (34%), decreased appetite (33%), and insomnia (32%).

The most commonly reported SAEs included febrile neutropenia (20.5%), pyrexia (13.3%), hypotension (7.2%), respiratory distress (6.0%), and cardiac arrest (6.0%).

Twenty-eight percent of patients experienced adverse reactions leading to treatment discontinuation. The most common adverse reactions that caused treatment discontinuation were peripheral neuropathy (10%), leukemia-related (7%), and tumor lysis syndrome (2%).

Deaths occurred in 23% of patients in study 1. The non-leukemia related causes of deaths were brain infarct (1), intracerebral hemorrhage (2), liver failure (1), multi-system organ failure (2), pneumonia and septic shock (3), respiratory failure (4), pulmonary hemorrhage (1), and sudden cardiac death (1).

Drug Interactions

No formal drug interaction studies have been conducted with Marqibo. Marqibo is expected to interact with drugs known to interact with non-liposomal vincristine sulfate.

Simultaneous oral or intravenous administration of phenytoin and antineoplastic chemotherapy combinations that included non-liposomal vincristine sulfate has been reported to reduce blood levels of phenytoin and to increase seizure activity.

CYP3A Interactions

Vincristine sulfate, the active agent in Marqibo, is a substrate for cytochrome P450 3A isozymes (CYP3A); therefore, the concomitant use of strong CYP3A inhibitors should be avoided (e.g., ketoconazole, itraconazole, voriconazole, posaconazole, clarithromycin, atazanavir, indinavir, nefazodone, nelfinavir, ritonavir, saquinavir, telithromycin). Similarly, the concomitant use of strong CYP3A inducers should be avoided (e.g., dexamethasone, phenytoin, carbamazepine, rifampin, rifabutin, rifapentine, phenobarbital, St. John's Wort).

P-glycoprotein Interactions

Vincristine sulfate, the active agent in Marqibo, is also a substrate for P-glycoprotein (P-gp). The effect of concomitant use of potent P-gp inhibitors or inducers has not been investigated; it is likely that these agents will alter the pharmacokinetics or pharmacodynamics of Marqibo. Therefore the concomitant use of potent P-gp inhibitors or inducers should be avoided.

Use in Specific Populations

Pregnancy

Pregnancy Category D [see Warnings and Precautions]

Based on its mechanism of action and findings from animal studies, Marqibo can cause fetal harm when administered to pregnant women.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus. In an embryofetal developmental study, pregnant rats were administered vincristine sulfate liposome injection intravenously during the period of organogenesis at vincristine sulfate doses of 0.022 to 0.09 mg/kg/day. Drug-related adverse effects included fetal malformations (skeletal and visceral), decreases in fetal weights, increased numbers of early resorptions and post-implantation losses, and decreased maternal body weights Malformations were observed at doses >= 0.044 mg/kg/day in animals at systemic exposures approximately 20-40% of those reported in patients at the recommended dose.

Nursing Mothers

It is not known whether this drug is excreted in human milk. Because many drugs are excreted in human milk and because of the potential for serious adverse reactions in nursing infants, a decision should be made whether to discontinue nursing or discontinue the drug taking into account the importance of the drug to the mother.

Pediatric Use

The safety and effectiveness of Marqibo in pediatric patients have not been established.

Geriatric Use

Safety and effectiveness in elderly individuals have not been established. In general, dose selection for an elderly patient should be cautious, reflecting the greater frequency of decreased hepatic, renal, or cardiac function, and of concomitant disease or other drug therapy.

Renal Impairment

The influence of renal impairment on the safety, efficacy, and pharmacokinetics of Marqibo has not been evaluated.

Hepatic Impairment

Non-liposomal vincristine sulfate is excreted primarily by the liver. The influence of severe hepatic impairment on the safety and efficacy of Marqibo has not been evaluated. The pharmacokinetics of Marqibo was evaluated in patients with moderate hepatic dysfunction (Child-Pugh B) secondary to melanoma liver metastases. The dose-adjusted maximum plasma concentration (Cmax) and area under the concentration-time curve (AUC) of Marqibo in patients with moderate hepatic impairment was comparable to the Cmax and AUC of patients with ALL who had otherwise normal hepatic function.

About Talon Therapeutics

Talon Therapeutics, Inc. is a biopharmaceutical company dedicated to seizing upon medical opportunities, efficiently and expertly leading product candidates through clinical development, and transferring value to patients, patient care providers, shareholders, corporate partners, and employees.

In addition to Marqibo® (vincCRIStine sulfate LIPOSOME injection) which received accelerated approval from the US FDA in August 2012, Talon has additional pipeline opportunities some of which like Marqibo, have the potential to improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity.

Additional information on Talon Therapeutics can be found at www.talontx.com.

The Talon Therapeutics, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3290

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. Such statements involve risks and uncertainties that could cause Talon's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Such risks and uncertainties include: Talon’s ability to commercialize Marqibo alone or with any strategic partner; the likelihood of completing a strategic transaction; Talon's lack of experience commercializing pharmaceutical products; that Talon will be able to secure the additional capital necessary to fund operational activities for Marqibo, including its ongoing research and development programs to completion; Talon's reliance on third-party clinical research organizations to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2012. Talon assumes no obligation to update these statements, except as required by law.

TALON THERAPEUTICS, INC.

BALANCE SHEETS

	December 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$2,973,028	$1,028,518
Inventory	283,321	—
Prepaid expenses and other current assets	237,918	635,297
Total current assets	3,494,267	1,663,815

Property and equipment, net	42,714	72,431
Restricted cash	34,004	—
Debt issuance costs, net	517,525	751,401
Total assets	$4,088,510	$2,487,647

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$3,549,276	$4,556,951
Investors’ rights to purchase shares of Series A-3 Preferred Stock	14,276,000	—
Other short term liabilities	2,474	2,110
Total current liabilities	17,827,750	4,559,061
Notes payable, net of discount	24,833,183	24,033,257
Investors’ right to purchase future shares of Series A-1 and A-2 preferred stock	—	1,772,100
Warrant liabilities, non-current	563,070	501,664
Other long term liabilities	—	2,474
Total long term liabilities	25,396,253	26,309,495
Total liabilities	43,224,003	30,868,556
Redeemable convertible preferred stock; $0.001 par value:
10 million shares authorized, 0.7 million and 0.4 million shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively; aggregate liquidation value of $77.9 million and $46.4 million at December 31, 2012 and December 31, 2011, respectively	47,913,500	30,643,219

Stockholders' deficit:
Common stock; $0.001 par value:
600 million shares authorized, 22.0 million and 21.8 million shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	22,001	21,779
Additional paid-in capital	136,562,864	120,887,432
Accumulated deficit	(223,633,858)	(179,933,339)
Total stockholders' deficit	(87,048,993)	(59,024,128)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$4,088,510	$2,487,647

TALON THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)
Operating expenses:
General and administrative	$2,660,675	$1,398,422	$7,900,846	$5,121,678
Research and development	2,651,519	2,325,690	12,898,688	13,387,168
Total operating expenses	5,312,194	3,724,112	20,799,534	18,508,846

Loss from operations	(5,312,194)	(3,724,112)	(20,799,534)	(18,508,846)

Other income/(expense):
Interest income	597	158	3,324	8,124
Interest expense	(928,931)	(900,112)	(3,751,799)	(3,560,444)
Other expense, net	—	(2,768)	—	(78,768)
Change in fair value of warrant liabilities	268,111	454,187	(73,151)	(41,146)
Change in fair value of investors’ right to purchase future shares of Series A-1 and A-2 preferred stock	—	2,522,900	(1,006,900)	3,358,900
Change in fair value of investors’ right to purchase future shares of Series A-3 preferred stock	13,064,200	—	(18,072,459)	—
Total other income/(expense)	12,403,977	2,074,365	(22,900,985)	(313,334)

Net income/(loss)	$7,091,783	$(1,649,747)	$(43,700,519)	$(18,822,180)

Deemed dividends attributable to preferred stock in connection with accretion	(1,692,065)	(1,028,307)	(5,847,123)	(3,947,713)
Deemed dividends attributable to preferred stock in connection with embedded conversion features	(1,488,750)	—	(15,236,723)	—
Net income/(loss) applicable to common stockholders	$3,910,968	$(2,678,054)	$(64,784,365)	$(22,769,893)

Net income/(loss) per share, basic	$0.18	$(0.12)	$(2.95)	$(1.06)
Weighted average shares used in computing net income/(loss) per share, basic	22,001,891	21,778,812	21,925,200	21,557,062
Net income/(loss) per share, diluted	$0.02	$(0.12)	$(2.95)	$(1.06)
Weighted average shares used in computing net income/(loss) per share, diluted	172,472,705	21,778,812	21,925,200	21,557,062